Exhibit 5(a)

FIRST TENNNESSEE BUILDING 165 MADISON AVENUE SUITE 2000 MEMPHIS, TENNESSEE 38103 PHONE; 901.526.2000 FAX: 901.577.2303

www.bakerdonelson.com

JACKIE G. PRESTER

Direct Dial: 901.577.8114

Direct Fax: 901.577.0762

E-Mail Address: jprester@bakerdonelson.com

May 21, 2012

Fidelity Southern Corporation

One Securities Centre, Suite 1550

3490 Piedmont Road

Atlanta GA 30305-4800

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Fidelity Southern Corporation, a Georgia corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”), relating to the potential resale from time to time by the selling shareholder as identified in the Registration Statement (the “Selling Shareholder”) of some or all of the 48,200 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Shares”) of the Company and in the event the Selling Shareholder requests that we deposit the Shares with a depositary pursuant to a depositary arrangement, depositary shares evidencing fractional shares of the Shares (the “Depositary Shares”). The Shares were issued to the Selling Shareholder on December 19, 2008 as part of United States Department of the Treasury Troubled Asset Relief Capital Purchase Program in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and we have undertaken no independent verification with respect thereto. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized by the Company and are legally issued, fully paid and non-assessable.

With respect to any Depositary Shares that may be issued, when: (a) the related deposit agreement has been duly authorized and validly executed and delivered by the Company and by an entity appointed as depositary (the “Depositary”) by the Company; (b) the terms of the Depositary Shares and of the issuance and sale thereof have been established so as to not violate any applicable law or the Company’s articles of incorporation or bylaws, or result in a default under or a breach of any agreement or instrument binding upon the Company and so

May 21, 2012

as to comply with any requirements or restrictions imposed by any court, regulatory authority or other governmental body having jurisdiction over the Company; (c) the related shares of Preferred Stock have been deposited with the Depositary; and (d) the depositary receipts representing the Depositary Shares have been duly executed, authenticated, countersigned, registered and issued, sold and delivered in the manner and for the consideration stated in the applicable deposit agreement and the applicable definitive purchase, underwriting or similar agreement, upon payment of the consideration therefor provided for therein, the Depositary Shares will be legally issued, fully paid and non-assessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

Our opinions expressed above are limited to federal and Georgia law, and we express no opinion with respect to the applicability of any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Sincerely,

BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, PC

/s/ Jackie G. Prester

Jackie G. Prester